UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 19, 2013

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.
333-21011	FIRSTENERGY CORP.	34-1843785
(An Ohio Corporation)
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 19, 2013, Harvey L. Wagner, Vice President, Controller and Chief Accounting Officer (CAO) of FirstEnergy Corp. (FirstEnergy) indicated his intention to retire from FirstEnergy effective May 1, 2013. There was no disagreement or dispute with FirstEnergy surrounding Mr. Wagner's decision.
On February 19, 2013, FirstEnergy's Board of Directors elected K. Jon Taylor Vice President, Controller and CAO to succeed Mr. Wagner, effective May 1, 2013.
Prior to being elected Vice President, Controller and CAO, Mr. Taylor, who is 39 years old, was Vice President and Assistant Controller of FirstEnergy beginning in October 2012. Prior to that, Mr. Taylor was the Assistant Controller of FirstEnergy Solutions/FirstEnergy Generation from April 2012 to October 2012 and Assistant Controller of FirstEnergy Utilities from September 2010 to April 2012. From when he joined FirstEnergy in August, 2009 to September 2010, he held the title of Manager, Financial Reporting and Technical Accounting. Mr. Taylor worked at PricewaterhouseCoopers LLP for approximately 13 years before joining FirstEnergy. PricewaterhouseCoopers is FirstEnergy's independent registered public accounting firm, but is not an affiliate of FirstEnergy.
In connection with Mr. Taylor's appointment, and consistent with his new position and increased scope of responsibilities, his base salary will increase by 20%, his Short-Term Incentive Program target will be 55%, and his Long-Term Incentive Program target will be 120%.

There are no understandings or arrangements between Mr. Taylor and any other person pursuant to which Mr. Taylor was elected as an officer of FirstEnergy. Mr. Taylor does not have any family relationship with any Director, executive officer or person nominated or chosen by the Board to become a Director or executive officer. Other than his employment with FirstEnergy, Mr. Taylor did not have any material interest, directly or indirectly, in any material transaction since the beginning of the last fiscal year, or any currently proposed transaction, in which FirstEnergy was a participant and the amount involved exceeds $120,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 20, 2013

FIRSTENERGY CORP.
Registrant

By:	/s/ Harvey L. Wagner
Harvey L. Wagner
Vice President, Controller
and Chief Accounting Officer

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